GLOBAL FINANCE AGREEMENT EXTENSION

This Global Financing Agreement Extension (the “Agreement”) is made and entered into as of this 23rd day of February 2010 by and between Indigo-Energy, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), and Carr Miller Capital, LLC, a limited liability company organized under the laws of the state of _____________ ( “CMC“ and together with the Company, the “Parties”.)

WHEREAS, the Parties previously entered into a Global Finance Agreement (GFA) dated November 30, 2008 wherein CMC agreed to provide the Company with funding in the amount of Five Hundred Thousand Dollars ($500,000) each month for a period of six months, for a total of Three Million Dollars in funding, to be used for the Company’s drilling activities;

WHEREAS, pursuant to the GFA, CMC has provided the Company with funding in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) to date, and there remains, under the GFA, an amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Remaining Funding Amount”);

WHEREAS, the Company does not presently have any new active drilling activities;

WHEREBY, the Parties agree that it is in their best interest to extend the provisions of the GFA relating to the Remaining Funding Amount;

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1.              Extension of GFA.  Section 2(a)(ii) of the GFA shall be revised and amended such that CMC’s commitment to provide the Company with the Remaining Funding Amount shall be extended to June 30, 2010 (the “New Funding Date”).

Section 2.               Funding Options.  In satisfaction of its commitment under the GFA, CMC shall, prior to the expiration of the New Funding Date, have the option to (the “Options”):

(a)	Return an aggregate of fifteen million shares of the Company’s common stock currently registered under CMC’s name to the Company for cancellation;

(b)	Cancel and forgive certain debts owed by the Company to CMC in the amount One Million Five Hundred Thousand Dollars ($1,500,000); or

(c)	Provide the Company with the Remaining Funding Amount, as set forth under the GFA.

CMC hereby undertakes to advise the Company as to which Option it intends to select and to take all steps necessary to effectuate such option on or before September 30, 2010.

Section 3.              Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

Section 4.              Governing Law, Each party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

Section 5.              Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6.              Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7.              Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, including but not limited to the Note.  All other contracts, agreements or understandings between the Parties are hereby expressly declared to be null and void.

Section 8.              Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9.              Further Assurances. From and after the date hereof, the Parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10.            Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

INDIGO-ENERGY, INC.	CARR MILLER CAPITAL, LLC

/s/Steven Durdin	/s/Everett Miller
By: Steven Durdin Title: CEO Date:	By: Everett Miller Title: Date:

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